Exhibit 10.1#

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

JOINT VENTURE AGREEMENT

This Joint Venture Agreement (the “Agreement”) is made and entered into this 22nd day of April, 2021 (the “Effective Date”), by and between Silo Pharma, Inc., a Delaware Corporation (“Silo”) and Zylö Therapeutics, Inc., a Delaware corporation (“ZTI”), for the formation of [Ketamine Joint Venture, LLC] (the “Joint Venture”). Silo and ZTI are severally referred to herein as a “Joint Venturer” and collectively as the “Joint Venturers.” The names, addresses, and interests of the Joint Venturers in the Joint Venture are listed in Exhibit A attached hereto and incorporated herein by reference for all purposes.

1.	Organization. For and in consideration of the mutual covenants contained in this Agreement, the Joint Venturers form, create and agree to associate themselves in the Joint Venture. Following the execution of this Agreement, the Joint Venturers shall execute or cause to be executed and file any documents and instruments with any appropriate authorities that may be necessary or appropriate to comply with all requirements for the formation and operation of a joint venture as a limited liability company in Delaware.
a.	Name. The activities and business of the Joint Venture shall be conducted under the name of [Ketamine Joint Venture, LLC.] in Delaware and under any variations of this name that are necessary to comply with the laws of other states within which the Joint Venture may do business or make investments.
b.	Place of Business. The principal place of business and mailing address of the Joint Venture shall be 560 Sylvan Avenue, Suite 3160, Englewood Cliffs, NJ 07632. Additional places of business may be located elsewhere.
c.	Joint Venture Governing Document. The affairs of the Joint Venture will be governed by a limited liability company agreement, which will be consistent with the terms of the Agreement and will contain other customary terms and conditions.

2.	General Purposes. The purpose of the Joint Venture is for the clinical development of Ketamine using ZTI’s Z-pod™ technology. The Joint Venture shall have the power to exercise all of the powers to engage in the foregoing business, as well as to engage in activities that are related or incidental to any of these purposes. The Joint Venture shall not engage in any other business without the prior written consent of all of the Joint Venturers.

3.	Intellectual Property.
a.	Albert Einstein College of Medicine, Inc. (“University”) owns the Patents and Technology as set forth on Schedule 5.a(i) (the “Patented Technology”), and University is the record owner of the Patented Technology, which has been confirmed by the execution of assignments to University from the Inventors.
b.	University and ZTI have entered into a License Agreement effective as of November 21, 2017 (the “License Agreement”), which permits ZTI to grant sublicenses under terms set forth in the License Agreement.
c.	The Joint Venture wishes to practice the Patented Technology as set forth in Schedule 5.a(i) for the clinical development of Ketamine, and ZTI shall grant to the Joint Venture a sublicense (“Sublicense”) under the License Agreement to the full extent permitted by, and on the terms and conditions required by, the License Agreement at a later date in the event that, including, but not limited to, (a) a reasonable request is made by Silo or a third party that the Patented Technology is needed to advance the development of the Joint Venture or (b) it is contemplated or determined that the Patented Technology will be sold.
d.	Each of Silo and ZTI acknowledges and agrees that the Joint Venture shall exclusively own all right, title and interest in and to the JV IP (as defined herein). Notwithstanding the foregoing, each Joint Venturer shall retain all right, title and interest in and to its respective intellectual property developed prior to the formation of the Joint Venture, unless such intellectual property is specifically assigned in writing to the Joint Venture. “JV IP” shall mean (a) any intellectual property that is developed, written, made, conceived or reduced to practice by or on behalf of the Joint Venture at any time following the Effective Date, and (b) any and all modifications, improvements, updates and derivatives made to any of the foregoing that may be developed by the Joint Venturers with regards to delivery of Ketamine prior to the Termination Date (as defined herein). Except as otherwise expressly provided in the Joint Venture governing document, under no circumstances shall a party, as a result of this Agreement or the Joint Venture governing document, obtain any ownership interest or other right, title, or interest in or to any other intellectual property or confidential information of the other party, whether by implication, estoppel, or otherwise, including any items controlled or developed by the other party, or delivered by the other party, at any time pursuant to this Agreement or the Joint Venture governing document.

4.	Term of the Joint Venture. The Joint Venture shall begin on the 22nd day of April, 2021 and shall continue until as set forth in Section 15 hereof (the “Termination Date”).

5.	Contributions.
a.	Initial Contributions. Silo and ZTI agree to make their respective contributions as described below:
i.	ZTI shall contribute through a contribution agreement: (1) certain rights to its Patented Technology as set forth on Schedule 5.a(i), including its Z-pod™ technology in accordance with and pursuant to the Sublicense; (2) a license to know-how and trade secrets held by ZTI with regards to Z-pod™ technology for the loading and release of Ketamine ; (3) Ketamine to be used for clinical purposes; (4) reasonable use of its facilities and permits; and (5) its expertise and know-how to advance the Joint Venture.
ii.	Silo shall contribute: (1) capital funding to the Joint Venture in an amount of $[*] for development costs; (2) its expertise and expertise of its scientific advisory board
b.	Additional Contributions. No Joint Venturer shall be required to contribute any property or capital to the Joint Venture except as provided in Paragraph 5(a) or as may otherwise be agreed on by both of the Joint Venturers. ZTI shall submit to Silo a budget and timeline for each stage of development and milestones, in substantially the form attached hereto as Exhibit B. Either Joint Venturer can request in writing that it contribute additional capital or property beyond that stipulated in Paragraph 5(a). Such request must contain a detailed description of the use of the funds/property and shall be considered approved by the other Joint Venturer unless a good business reason otherwise is detailed in writing within 10 business days after receipt of request.
c.	Withdrawal. Except as otherwise provided in this Agreement, no Joint Venturer shall be entitled to withdraw any part of its contributions from the Joint Venture.

6.	Interest of Each Joint Venturer. Interest in the Joint Venture shall initially be 51% owned and controlled by Silo and 49% owned and controlled by ZTI. However, for every $[*] of capital/property that one Joint Venturer has contributed beyond what the other Joint Venturer has contributed, that higher-contributing Joint Venturer shall gain an additional percentage point of control/ownership, with 60% ownership being the maximum ownership position. Examples of how this would work follow:
a.	If Silo contributes (beyond its $[*] initial contribution) $[*] and ZTI contributes $0, then Silo would have 58% ownership and ZTI would have 42%
b.	If Silo contributes (beyond its $[*] initial contribution) $[*] and ZTI contributes $0, then Silo would have 58% ownership and ZTI would have 42% (i.e., not until Silo has contributed $[*] more than ZTI would the ownership position increase to 59%)
c.	If Silo contributes (beyond its $[*] initial contribution) $[*] and ZTI contributes $[*], then Silo would have 56% ownership and ZTI would have 44%
d.	If Silo contributes (beyond its $[*] initial contribution) $[*] and ZTI contributes $0, then Silo would have 60% ownership and ZTI would have 40%, as the maximum of 60% would have been attained

7.	Distributions. Distributions from the Joint Venture to the respective Joint Venturers shall be made at the times and in the amounts in accordance with percentage set opposite each Joint Venturer’s name in accordance with Section 6 and Section 5 (c) and as agreed upon in the Joint Venture governing document (Section 1 (c)).

8.	Fiscal Year. The fiscal year of the Joint Venture for both accounting and federal income tax purposes shall end on December 31 of each calendar year.

9.	Books and Records. Proper books and records shall be kept with respect to all Joint Venture transactions and maintained at the principal office of the Joint Venture. Each Joint Venturer or its representative shall have access to the Joint Venture books and records at all reasonable times during business hours. The books shall be kept using the method of accounting that shall properly reflect the income of the Joint Venture and that shall be agreed on by the Joint Venturers. The books and records shall include the identity and nature of any property in which the Joint Venture owns a beneficial interest. These records shall include, but shall not be limited to, a statement of the ownership and nature of real, personal, and mixed property or the interest of the Joint Venture in that property, as well as the form in which the title to that property is recorded and maintained, whether in the name of the Joint Venture or in the name of one or more designated Joint Venturers without designation of the Joint Venture. The books and records of the Joint Venture shall be reviewed annually at the expense of the Joint Venture by a certified public accountant selected by the Silo. The selected accountant shall (a) annually prepare and deliver to the Joint Venture, for filing, the appropriate federal income tax return and all schedules to those returns, and (b) within 90 days following the end of each fiscal year of the Joint Venture, deliver to each Joint Venturer financial statements of the Joint Venture, including balance sheets, profit and loss statements, and statements showing allocations and distributions to each Joint Venturer.

10.	Joint Venture Accounts. All funds of the Joint Venture shall be deposited in its name in an account or accounts of the Joint Venture designated by the Manager. Checks shall be drawn on the Joint Venture account or accounts only for purposes of the Joint Venture business and shall be signed by the persons that Joint Venturers designate as part of operations of the Joint Venture.

11.	Management.
a.	Manager. Silo will act as the Manager (the “Manager”) of the Joint Venture.
b.	Power and Authority. Except as provided in the Joint Venture governing document, the Manager will have full power and authority to conduct and manage the business of the Joint Venture.
c.	Requirement of Good Faith and Fiduciary Duties. The Manager, on behalf of the Joint Venture, shall diligently and in good faith manage and otherwise conduct the business of the Joint Venture in accordance with this Agreement and shall be subject to other customary fiduciary duties.
d.	Collections and Distributions. The Manager will collect all sums payable to the Joint Venture and will distribute such amounts, after expenses of the Joint Venture, to the parties in accordance with their joint instructions or, if no such joint instructions are given, proportionately to the Joint Venturers in the percentage set opposite each Joint Venturer’s name on Exhibit A.

12.	Restriction on Authority of Joint Venturers. The individual Joint Venturers shall not have any authority with respect to the Joint Venture and this Agreement to:
a.	Do any act in violation of this Agreement.
b.	Do any act that would make it impossible to carry on the business of the Joint Venture.
c.	Possess Joint Venture property or assign the right of the Joint Venture or its Joint Venturers in specific Joint Venture property for other than a Joint Venture purpose.
d.	Make, execute, or deliver any assignments for the benefit of creditors, or on the assignee’s promise to pay the debts of the Joint Venture.
e.	Approve any material actions that are expressly identified in the Joint Venture governing document as requiring the consent of both Joint Venturers.

13.	Meetings of the Joint Venturers. The Joint Venturers shall hold regular meetings at times and places to be selected by the Manager. The Joint Venturers shall keep regular minutes of all their proceedings. The minutes shall be placed in a minute book of the Joint Venture.

14.	Transfers. Except as otherwise provided in this Agreement, no Joint Venturer may sell, assign, transfer, encumber, or otherwise dispose of any Joint Venture interest without the prior written consent of the other Joint Venturer.

15.	Termination of the Joint Venture. The Joint Venture shall terminate upon the Termination Date, or on such other earlier date as may be determined by the Manager, in its sole and absolute discretion. The Joint Venturers hereby agree that if the development program does not meet the specifications and milestones set forth in Exhibit B within thirty (30) days of the date set forth for such milestones on Exhibit B hereto, the Joint Venturers shall terminate the Joint Venture. Upon the termination of the Joint Venture, (i) all licenses to Patented Technology and know-how and trade secrets held by ZTI with regards to Z-pod™ technology granted under this Agreement shall automatically terminate as of the effective date of such expiration or termination; (ii) each Joint Venturer shall jointly own all right, title, and interest in and to the JV IP. Each Joint Venturer will have the right, subject to this and applicable law, to make, have made, use, offer to sell, sell, and import JV IP and freely exercise, transfer, assign, license, encumber, and enforce all of its rights in the JV IP without the consent, joinder, or participation of, or payment or accounting, to the other Joint Venturer. Each Joint Venturer hereby unconditionally and irrevocably waives any right it may have under applicable law as a joint owner of the JV IP to require such consent, joinder, participation, payment, or accounting. Each Joint Venturer will, and hereby does, assign, license, and otherwise transfer, and shall cause its affiliates and its and its affiliates' respective representatives to assign, license, and otherwise transfer, to the other Joint Venturer and its permitted successors and assigns, without requirement of additional consideration, all such right, title, and interest in and to the JV IP as is necessary to fully effect the joint ownership thereof as provided in this Section.

16.	Distribution of Assets. On termination, the assets of the Joint Venture shall be applied to payment of the outstanding Joint Venture liabilities, although the Manager may maintain an appropriate reserve in the amount it determines necessary for any contingent liability until the contingent liability is satisfied.

17.	Tax Matters. It is intended that the Joint Venture will be taxed as a partnership for tax purposes, subject to further discussion and mutual agreement between the Joint Venturers. The Joint Venture governing document will contain customary terms and conditions for tax partnerships.

18.	Attorney’s Fees. In the event that it should become necessary for any party entitled hereunder to bring suit against any other party to this Agreement for enforcement of the covenants herein contained, the parties hereby covenant and agree that the party who is found to be in violation of said covenants shall also be liable for all reasonable attorney’s fees and costs of court incurred by the other parties hereto.

19.	Benefit. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

20.	Notices. All notices, requests, demands, and other communications hereunder shall be in writing and delivered personally or sent by registered or certified United States mail, return receipt requested with postage prepaid, or by electronic mail, to the Joint Venturers at their respective addresses or e-mail addresses, shown below. Any party hereto may change its address upon ten (10) days’ written notice to any other party hereto.

Notices:

Silo Pharma, Inc.:

Attn: Eric Weisblum

560 Sylvan Avenue, Suite 3160

Englewood Cliffs, NJ 07632

e-mail: eric@silopharma.com

Zylö Therapeutics, Inc.:

Attn: Scott Pancoast

105A Ben Hamby Dr

Greenville, SC 29615

e-mail: spancoast@zylotherapeutics.com

21.	Construction. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise. In addition, the pronouns used in this Agreement shall be understood and construed to apply whether the party referred to is an individual, partnership, joint venture, corporation or an individual or individuals doing business under a firm or trade name, and the masculine, feminine and neuter pronouns shall each include the other and may be used interchangeably with the same meaning.

22.	Waiver. No course of dealing on the part of any party hereto or its agents, or any failure or delay by any such party with respect to exercising any right, power or privilege of such party under this Agreement or any instrument referred to herein shall operate as a waiver thereof, and any single or partial exercise of any such right, power or privilege shall not preclude any later exercise thereof or any exercise of any other right, power or privilege hereunder or thereunder.

23.	Cumulative Rights. The rights and remedies of any party under this Agreement and the instruments executed or to be executed in connection herewith, or any of them, shall be cumulative and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

24.	Invalidity. In the event any one or more of the provisions contained in this Agreement or in any instrument referred to herein or executed in connection herewith shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement or any such other instrument.

25.	Headings. The headings used in this Agreement are for convenience and reference only and in no way define, limit, simplify or describe the scope or intent of this Agreement, and in no way effect or constitute a part of this Agreement.

26.	Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile transmission or PDF copy of this signed Agreement shall be legal and binding on all parties hereto.

27.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflicts of laws provisions thereof.

28.	Perfection of Title. The parties hereto shall do all other acts and things that may be reasonably necessary or proper, fully or more fully, to evidence, complete or perfect this Agreement, and to carry out the intent of this Agreement.

29.	Entire Agreement. This instrument contains the entire Agreement of the parties and may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

30.	Option. If the Joint Venture is consummated and a definitive Joint Venture governing document is entered into, ZTI will agree to grant Silo an exclusive option to enter into a separate joint venture for the purpose of the clinical development of psilocybin using ZTI’s Z-pod™ technology on the same terms as set forth in this Agreement (the “Option”). The Option shall expire 24 months from the Effective Date.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above

Silo Pharma, Inc. Officer Name: Eric Weisblum Officer Signature: /s/ Eric Weisblum Officer Title: Chief Executive Officer Date: April 22, 2021	Zylo Therapeutics Inc. Officer Name: Scott Pancoast Officer Signature: /s/ Scott Pancoast Officer Title: Chief Executive Officer Date: April 22, 2021

Exhibit A

Name	Address	Interest
Silo Pharma, Inc.	560 Sylvan Avenue, Suite 3160 Englewood Cliffs, NJ 07632	51%
Zylo Therapeutics Inc.	105A Ben Hamby Rd., Greenville, SC 29615	49%

Exhibit B

Budget, Timeline and Milestones

[*]

Schedule 5a(i)

Patented Technology

[*]

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